                                                    Registration No.
                                                                    -----------

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                ---------------


                                NETWORK SIX, INC.
             (Exact Name of registrant as specified in its charter)

        Rhode Island                                       05-036-6090
(State or other jurisdiction of                         (I.R.S. Employer
incorporation or organization                           Identification Number)

         475 Kilvert Street, Warwick, Rhode Island 02886 (401) 732-9000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                            Constantine G. Papavizas
                                Winston & Strawn
                               1400 L Street, N.W.
                           Washington, D.C. 20005-3502
                                 (202) 371-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                        1993 INCENTIVE STOCK OPTION PLAN

                            (Full title of the plans)

                                ---------------

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
  Title of each class of           Amount to      Proposed Offering   Proposed Maximum     Amount of
securities to be registered      be registered   price per share(1)   Aggregate Offering   registration fee(1)
                                                                          Price(1)
--------------------------------------------------------------------------------------------------------------
Common Stock, $.10 Par Value    400,000 shares          $0.75             $300,000           $103.45
--------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457 under the Securities Act of 1933, on the basis of the average of the high and low prices for the Common Stock on November 20, 1996, as reported by the NASDAQ National Market System.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

     The registrant hereby incorporates by reference into this registration statement the following documents filed by the registrant with the Securities and Exchange Commission:

     (a)  Annual Report on Form 10-K for the year ended December 31, 1995;

     (b)  Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (c)  Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

     (d) Quarterly Report on Form 10-Q for the quarter ended September 30, 1996; and

     (e) The description of the registrant's Common Stock; $.10 par value, which description is contained in the registrant's Registration Statement on Form 10 filed on April 21, 1993.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.


ITEM 4. DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of the director's duty as a director, except for (i) liability for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) liability for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability imposed pursuant to the Rhode Island Business Corporation Act, as amended, or
(iv) liability for any transaction from which the director derived an improper personal benefit (unless said transaction is permitted by the Rhode Island Business Corporation Act, as amended). If the Rhode Island Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Rhode Island Business Corporation Act. Any repeal or modification of this provision by the Company does not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

     The Company's Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that a court of equity or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court of equity or other court shall deem proper.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     4.1  1993 Incentive Stock Option Plan.

     4.2  Non-Employee Director Stock Option Plan.

     5.1  Opinion of counsel as to the legality of securities being registered.

     23.1 Consent of KPMG Peat Marwick LLP.

     23.2 Consent of Winston & Strawn (included as part of Exhibit 5.1).

ITEM 9.  UNDERTAKINGS.

     a.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     EXPERTS

     The financial statements of Network Six, Inc. as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements contains an explanatory paragraph that states that the Company's recurring losses on a significant contract raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warwick, Rhode Island on the 25th day of November, 1996.

                                                    Network Six, Inc.

                                                    By: /s/ Dorothy M. Cipolla
                                                        ----------------------
                                                        Dorothy M. Cipolla
                                                        Chief Financial Officer
                                                        (Principal Financial and
                                                        Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                                TITLE                     DATE
---------                                -----                     ----

/s/ Kenneth C. Kirsch          Chairman, Chief Executive     November 25, 1996
----------------------         Officer and Director
Kenneth C. Kirsch              (Principal Executive
                               Officer)

/s/ Dorothy M. Cipolla         Chief Financial Officer       November 25, 1996
----------------------         (Principal Financial and
Dorothy M. Cipolla             Accounting Officer)

/s/ Nicholas R. Supron         Director                      November 25, 1996
----------------------
Nicholas R. Supron


-------------------------------------------------------------------------------

/s/ Dana H. Gaebe              Director                      November 25, 1996
----------------------
Dana H. Gaebe

                                INDEX TO EXHIBITS

EXHIBIT                                                           SEQUENTIALLY
NUMBER             DESCRIPTION OF DOCUMENT                        NUMBERED PAGE
------             -----------------------                        -------------

4.1     1993 Incentive Stock Option Plan.

4.2     Non-Employee Director Stock Option Plan.

5.1 Opinion of counsel as to the legality of securities being registered.

24.1    Consent of KPMG Peat Marwick LLP.


24.2    Consent of Winston & Strawn (included as part of Exhibit
        5.1).